Trimble Inc. (the “Company”)
Board of Directors Compensation Policy
(effective May 7, 2015, as amended August 24, 2020 and February 22, 2022)
The following is a schedule of the elements of compensation and expense reimbursement for nonemployee members of the Company’s board of directors, effective as of February 22, 2022.
•An annual equity grant in the form of Restricted Stock Units (to be determined based upon a target dollar amount of $285,000 divided by the 20 day average of the Company’s closing stock price ending on the date of grant) under the Trimble Amended and Restated 2002 Stock Plan upon election or re-election by the stockholders at Trimble’s Annual Stockholders’ Meeting. The target dollar amount may be revised based upon appropriate compensation benchmarks presented to and approved by the Compensation Committee and the Board of Directors.
•If a director is appointed or elected to the board of directors at a time other than the Annual Stockholders’ Meeting, an initial equity grant equivalent to the annual equity grant as determined above, pro-rated based upon the number of months of service since the last Annual Stockholders’ Meeting divided by 12.
•Equity grants will vest annually on the anniversary of the prior Annual Stockholders’ Meeting. If a board member resigns or voluntarily terminates service as a board member, any unvested equity grant shall vest at such time on a pro-rata basis based upon the number of months of service since the last Annual Stockholders Meeting divided by 12.
•An annual cash retainer of $65,000, payable in quarterly installments, commencing with the company’s third fiscal quarter.
•Non-employee directors will be reimbursed for local travel expenses or paid a travel allowance based on the distance to the meeting, and reimbursed for other necessary business expenses incurred in the performance of their services as directors of Trimble.